Exhibit 21.1

Subsidiaries of ALT5 Sigma Corporation:

Name	Jurisdiction of Incorporation
JanOne Biotech Holdings Inc.	Nevada
ARCA Recycling, Inc. (1)	California
ARCA Canada Inc.	Ontario, Canada
Customer Connexx, LLC (1)	Nevada
GeoTraq Inc.	Nevada
ALT5 Sigma, Inc.	Delaware
Alyea Therapeutics Corporation	Nevada
ALT5 Sigma Canada, Inc.	Ontario, Canada
ALT5 Sigma ATM, Inc.	Ontario, Canada
ALT5 Markets, Inc.	New York
UAB ALT5 Sigma Prudentia	Lithuania

All subsidiaries are 100% owned by the Company.

(1) On February 19, 2021, JanOne Inc. (the "Company"), together with its subsidiaries ARCA Recycling, Inc. ("ARCA Recycling") and Customer Connexx LLC ("Connexx"), entered into an Asset Purchase Agreement with ARCA Affiliated Holdings Corporation, ARCA Services Inc., and Connexx Services Inc. (collectively, the "Buyers") pursuant to which the Buyers agreed to acquire substantially all of the assets, and assume certain liabilities, of ARCA Recycling and Connexx. See the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on February 25, 2021.